UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No. 1)

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

SM Energy Company
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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SM Energy Company
1700 Lincoln Street, Suite 3200, Denver, Colorado 80203
AMENDMENT NO. 1
TO OUR PROXY STATEMENT FOR OUR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 22, 2025
April 15, 2025
This Amendment No. 1 (this “Amendment”) amends the proxy statement of SM Energy Company (the “Company”) dated April 7, 2025 (the “Proxy Statement”). This Amendment does not change the proposals to be acted on at the 2025 Annual Meeting of Stockholders of the Company (the “Annual Meeting”), or the recommendations of the board of directors of the Company (the “Board”) in relation thereto, which are described in the Proxy Statement.
The purpose of this Amendment is to amend and restate the last paragraph under the heading “Voting Requirements; Vote Treatment” which begins on Page 81 of the Proxy Statement to clarify the votes required with respect to Proposal 4.
Voting Requirements; Vote Treatment
Proposal 4 requires the affirmative vote of the holders of a majority of the shares of capital stock present in person or by proxy at the meeting and entitled to vote. The last paragraph under the heading “Voting Requirements; Vote Treatment” beginning on Page 81 of the Proxy Statement is hereby amended and restated in its entirety as follows:
Proposal 4 (Approval of the Company’s 2025 Equity Incentive Compensation Plan): Approval of this proposal requires the affirmative vote of the holders of a majority of the shares of capital stock present in person or by proxy at the meeting and entitled to vote. Abstentions will be counted in determining the total number of shares “entitled to vote” on this proposal and will have the same effect as a vote “Against” the proposal. Broker non-votes will have no effect on the outcome of the vote on this proposal.
Unless otherwise expressly provided for in this Amendment, all capitalized words, phrases, or defined terms used in this Amendment will have the same meaning ascribed to them in the Proxy Statement. Except as expressly set forth in this Amendment, there have been no other changes or modifications to the Proxy Statement, and the Proxy Statement remains otherwise unchanged and in full force and effect.
The Company has filed a definitive proxy statement with the Securities and Exchange Commission (“SEC”) and has furnished to its stockholders a proxy statement in connection with the solicitation of proxies for the Annual Meeting. The Company advises its stockholders to read the Proxy Statement relating to the Annual Meeting, as amended and supplemented by this Amendment, because it contains important information. Stockholders may obtain a free copy of the Proxy Statement and other documents that the Company files with the SEC at the SEC’s website at www.sec.gov.